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UNITED STATES OF AMERICA
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

CAPITAL ENVIRONMENTAL RESOURCE INC. (Name of Issuer)
Common Shares (Title of Class of Securities)
14008M104 (CUSIP Number)
Karen A. Dewis, Esq. McDermott, Will & Emery 600 13th Street, NW Washington, DC. 20005 (202)756-8000 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
February 5, 2002 (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on schedule 13G to report the acquisition which is subject of this schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4) check the following box    / /.

        Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Don A. Sanders

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 1,082,700

		8	SHARED VOTING POWER 880,611

		8	SHARED VOTING POWER 1,082,700

		10	SHARED DISPOSITIVE POWER 880,301

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,926,311 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.29% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
GWD Management Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 1,500,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 1,500,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,500,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.33% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Michael G. DeGroote

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 500,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 500,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.11% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
George E. Matelich

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 625,625

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 625,625

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 625,625 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.64% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Philip E. Berney

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 50,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 50,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.21% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Frank K. Bynum, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 50,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 50,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.21%(may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
James J. Connors II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 12,500

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 12,500

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Michael B. Lazar

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 12,500

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 12,500

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Frank J. Loverro

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 7,500

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 7,500

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,500 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.03% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Howard A. Matlin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 12,500

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 12,500

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Church M. Moore

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 3,750

		8	0

		8	SHARED VOTING POWER 3,750

		9	SOLE DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,750 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Frank T. Nickell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 625,625

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 625,625

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 625,625 (may be deemed to beneficially own all beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.64% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Thomas R. Wall, IV

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 100,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 100,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.42% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Michael J. Verrochi

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 300,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 300,000

		10	SHARED DISPOSITIVE POWER 0

11	11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 300,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.27% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Robert F. Irwin, IV

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 0

		8	SHARED VOTING POWER 410,000

		9	SOLE DISPOSITIVE POWER 0

		10	SHARED DISPOSITIVE POWER 410,000

11	11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 420,100 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.77% (may be deemed to beneficially own all beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
John A. Pinto

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 500,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 500,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.11% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Paul Thompson III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 50,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 50,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.21% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Gene A. Meredith

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 200,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 200,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.84% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Peter J. Roselle

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 400,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 400,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 400,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.69% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
David J. Feals

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 50,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 50,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.21% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
CERI ACPII LIMITED PARTNERS, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 1,000,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 1,000,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.22% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	14 TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Joseph N. Verrochi

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 200,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 200,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.84% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Joseph C. Roselle

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 125,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 125,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.53% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Vincent Apice

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 125,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 125,000

		10	SHARED DISPOSITIVE POWER 0

11	11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.53% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Nicholas Santinelli

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 5,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 5,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Michelle Roselle

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 5,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 5,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Veronica Roselle

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 5,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 5,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Veronica L. Roselle

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 5,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 5,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Anthony Corso

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 5,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 5,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.02% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Peter T. Roselle

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 20,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 20,000

		10	SHARED DISPOSITIVE POWER 0

11	11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.08% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Peter A. Roselle

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 10,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 10,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Ernest Cignarella

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 10,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 10,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Joseph Caldeira, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 15,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 15,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.06% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
John P. Pinto

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 50,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 50,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.21% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Stephen Scioscia

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 25,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 25,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.11% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Frank Arace

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 10,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 10,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Kevin F. Flynn, June 1992 Non-Exempt Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 850,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 850,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 850,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.59% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* OO (Trust)

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D
CUSIP No. 14008M104

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
Durkin & Durkin Realty, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a) /x/ (b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		/ /

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		7	SOLE VOTING POWER 175,000

		8	SHARED VOTING POWER 0

		9	SOLE DISPOSITIVE POWER 175,000

		10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 175,000 (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 10,023,411 shares)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*		/ /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.74% (may be deemed to beneficially own all shares beneficially owned by each member of the group, or 42.30%)

14	TYPE OF REPORTING PERSON* OO (Limited Liability Company)

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM I—SECURITY AND ISSUER

        The class of securities to which this statement relates is the Common Shares (the "Common Shares") of Capital Environmental Resource Inc., a corporation organized under the laws of the province of Ontario, Canada (the "Company") whose principal executive office is located at 1005 Skyview Drive, Burlington, ON L7P 5131 Canada.

ITEM II—IDENTITY AND BACKGROUND

        (a)  This statement is being filed jointly pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, on behalf of Don A. Sanders, GWD Management Inc., Michael G. DeGroote, George E. Matelich, Philip E. Berney, Frank K. Bynum, Jr., James J. Connors II, Michael B. Lazar, Frank J. Loverro, Howard A. Matlin, Church M. Moore, Frank T. Nickell, Thomas R. Wall, IV, Michael J. Verrochi, Robert F. Irwin, IV, John A. Pinto, Paul Thompson III, Gene A. Meredith, Peter J. Roselle, David J. Feals, CERI ACPII Limited Partners, L.P., Joseph N. Verrochi, Joseph C. Roselle, Vincent Apice, Nicholas Santinelli, Michelle Roselle, Veronica Roselle, Veronica L. Roselle, Anthony Corso, Peter T. Roselle, Peter A. Roselle, Ernest Cignarella, Joseph Calderia, Jr., John P. Pinto, Steven Scioscia, Frank Arace, Kevin F. Flynn, June 1992 Non-Exempt Trust and Durkin & Durkin Realty, LLC (each individually, a "Reporting Person" and collectively, the "Reporting Persons")

        On February 5, 2002, the Reporting Persons and certain other investors entered into a Subscription Agreement with the Company (the "Subscription Agreement") pursuant to which such persons agreed to purchase an aggregate of 11,320,754 of the Company's Series 1 Preferred Shares (the "Preferred Shares"). The closing of the purchase of the Preferred Shares under the Subscription Agreement occurred on February 6, 2002. Holders of the Preferred Shares do not have any voting or dividend rights with respect to such Preferred Shares. Each Preferred Share is convertible into one Common Share automatically upon approval of such conversion by the holders of the Company's Common Shares. Under the Subscription Agreement, the Company has agreed to hold a special meeting of its shareholders, as promptly as practicable, for the purpose of voting on the issuance of Common Shares upon conversion of the Preferred Shares (the "Conversion Issuance"). Pursuant to the Subscription Agreement, each Reporting Person has agreed to vote all Common Shares held directly or indirectly by such Reporting Person in favor of approval of the Conversion Issuance. As a result of their agreement under the Subscription Agreement to vote their shares in favor of the Conversion Issuance, the Reporting Persons may be deemed to constitute a group for the purposes of Rule 13d-5 under the Act.

        (b)  Information with respect to each Reporting Person is provided below:

Name of Reporting Person	Residence or Business Address	Present Principal Occupation or Employment and the Name, Principal Business and Address of Organization in which such employment is conducted (if applicable)	Citizenship or Place of Organization
Don A. Sanders	Sanders Morris Harris 3100 Chase Tower Huston, TX 77002	Chairman of the Executive Committee Sanders Morris Harris Inc., an investment banking company, 3100 Chase Tower Houston, TX 77002	U.S.A.

Michael G. DeGroote	Victoria Hall, 3rd Floor 11 Victoria Street Hamilton HMEX Bermuda	President of Westbury Bermuda Limited, a private investment management company, Victoria Hall 3rd Floor 11 Victoria Street Hamilton HMEX Bermuda	Canada
George E. Matelich	c/o Kelso & Company 320 Park Avenue 24th Floor New York, NY 10022	Managing Director, Kelso & Company, a private equity investment firm, 320 Park Avenue 24th Floor New York, NY 10022	U.S.A.
Philip E. Berney	c/o Kelso & Company 320 Park Avenue 24th Floor New York, NY 10022	Managing Director, Kelso & Company, a private equity investment firm, 320 Park Avenue 24th Floor New York, NY 10022	U.S.A.
Frank K. Bynum, Jr.	c/o Kelso & Company 320 Park Avenue 24th Floor New York, NY 10022	Managing Director, Kelso & Company, a private equity investment firm, 320 Park Avenue 24th Floor New York, NY 10022	U.S.A.
James J. Connors II	c/o Kelso & Company 320 Park Avenue 24th Floor New York, NY 10022	Vice President & General Counsel, Kelso & Company, a private equity investment firm, 320 Park Avenue 24th Floor New York, NY 10022	U.S.A.
Michael B. Lazar	c/o Kelso & Company 320 Park Avenue 24th Floor New York, NY 10022	Vice President, Kelso & Company, a private equity investment firm, 320 Park Avenue 24th Floor New York, NY 10022	U.S.A.

Frank J. Loverro	c/o Kelso & Company 320 Park Avenue 24th Floor New York, NY 10022	Vice President, Kelso & Company, a private equity investment firm, 320 Park Avenue 24th Floor New York, NY 10022	U.S.A.
Howard A. Matlin	c/o Kelso & Company 320 Park Avenue 24th Floor New York, NY 10022	Vice President & Chief Financial Officer, Kelso & Company, a private equity investment firm, 320 Park Avenue 24th Floor New York, NY 10022	U.S.A.
Church M. Moore	c/o Kelso & Company 320 Park Avenue 24th Floor New York, NY 10022	Associate, Kelso & Company, a private equity investment firm, 320 Park Avenue 24th Floor New York, NY 10022	U.S.A.
Frank T. Nickell	c/o Kelso & Company 320 Park Avenue 24th Floor New York, NY 10022	President and Chief Executive Officer, Kelso & Company, a private equity investment firm, 320 Park Avenue 24th Floor New York, NY 10022	U.S.A.
Thomas R. Wall, IV	c/o Kelso & Company 320 Park Avenue 24th Floor New York, NY 10022	Managing Director, Kelso & Company, a private equity investment firm, 320 Park Avenue 24th Floor New York, NY 10022	U.S.A.
Michael J. Verrochi	80L Washington Square Norwell, MA 020601	Treasurer, VRT Corp., a real estate development corporation, 80L Washington Square Norwell, MA 020601	U.S.A.
Robert F. Irwin	Idyll Acres Farm 330 Tom Brown Road Moorestown, NJ 08057	Vice Chairman and Chief Marketing Officer, H2O Technologies, a water purification company, 150 Randall Street Suite 103 Oakville, Ontario Canada L6J 1P4	U.S.A.

John A. Pinto	1300 AIA, Suite 100 Apt. 608 Jupiter, FL 33477	Private Investor	U.S.A.
Paul Thompson III	667 Dodds Lane Gladwyne, PA 19035	Managing Director, Credit Suisse First Boston, an investment banking firm Eleven Madison Avenue New York, NY 10010	U.S.A.
Gene A. Meredith	110 Frederick Street Santa Cruz, CA 95062	Private Investor	U.S.A.
Peter J. Roselle	c/o Tony Corso Accounting Offices of Mark D. Barry 1435 Morris Avenue Union, NJ 07083	Private Investor	U.S.A.
David J. Feals	236 Gosport Road Portsmouth, NH 03801	Chief Financial Officer, Capital Environmental Resource Inc., a waste services company, 1005 Skyview Drive Burlington, Ontario Canada L7P 5B1	U.S.A.
Joseph N. Verrochi	80L Washington Square Norwell, MA 020601	Private Investor	U.S.A.
Joseph C. Roselle	56 Gilespie Avenue Fair Haven, NJ 07704	Private Investor	U.S.A.
Vincent Apice	5 Pine Valley Way Florham Park, NJ 07932	Private Investor	U.S.A.
Nicholas Santinelli	38 East McClellan Avenue Livingston, NJ 07039	Private Investor	U.S.A.
Michelle Roselle	130 Royal Palm Way Boca Raton, FL 33432	Private Investor	U.S.A.
Veronica Roselle	8 Harkay Court Roseland, NJ 07068	Private Investor	U.S.A.
Veronica L. Roselle	28 Smuggler Grove Aspen, CO 81611	Private Investor	U.S.A.
Anthony Corso	Accounting Offices of Mark D. Barry 1435 Morris Avenue Union, NJ 07083	Certified Public Accountant, Accounting Offices of Mark D. Barry 1435 Morris Avenue Union, NJ 07083	U.S.A.

Peter T. Roselle	847 Flora Street Elizabeth, NJ 07201	Private Investor	U.S.A.
Peter A. Roselle	c/o Anthony Corso Accounting Offices of Mark D. Barry 1435 Morris Avenue Union, NJ 07083	Private Investor	U.S.A.
Ernest Cignarella	14 Ivy Court East Hanover, NJ 07936	Private Investor	U.S.A.
Joseph Caldeira, Jr.	4 Oneida Avenue Waretown, NJ 08758	Private Investor	U.S.A.
John P. Pinto	774 W. Broad Street Westfield, NJ 07090	Private Investor	U.S.A.
Steven Scioscia	188 Hillcrest Road Watchung, NJ 07060	Private Investor	U.S.A.
Frank Arace	12 Cooper Lane Millington, NJ 07946	Private Investor	U.S.A.

GWD Management Inc.

        GWD Management Inc. is a corporation incorporated under the laws of the province of Ontario, Canada with its principal business and principal office located at 1455 Lakeshore Road, Suite 201N, Burlington, Ontario, Canada L7S 2J1. The principal business of GWD Management Inc. is investing and investment management.

        The sole stockholder, executive officer and director of GWD Management Inc. is Gary W. DeGroote, a Canadian citizen whose address is 1455 Lakeshore Road, Suite 201N, Burlington, Ontario, Canada L75 2J1. Mr. DeGroote's principal occupation is as the President of GWD Management Inc.

CERI ACPII Limited Partners, L.P

        CERI ACPII Limited Partners, L.P. is a Delaware limited partnership with its principal business and principal office located at 60 Madison Avenue, Suite 710, 7th Floor, New York, New York 10010. The principal business of CERI ACPII Limited Partners, L.P. is venture capital and private equity investment.

        The general partner of CERI ACPII Limited Partners, L.P. is Argentum Investments, LLC, a Delaware limited liability company. Each of Walter H. Barandiaran and Daniel Raynor is a managing member of Argentum Investments, LLC. Mr. Barandiaran is a citizen of Peru. Mr. Raynor is a United States citizen.

        Each of Argentum Investments, LLC, Mr. Barandiaran and Mr. Raynor maintain their principal offices at 60 Madison Avenue, Suite 710, 7th Floor, New York, NY 10010. The principal business of each of Argentum Investments, LLC, Mr. Barandiaran and Mr. Raynor is venture capital and private equity investment.

Durkin & Durkin Realty, LLC

        Durkin & Durkin Realty, LLC, is a New Jersey limited liability company with its principal business and principal office located at 1120 Bloomfield Avenue, West Caldwell, NJ 07007. The principal business of Durkin & Durkin Realty, LLC is investing in real estate and in the securities of other entities.

        The sole managing member of Durkin & Durkin Realty, LLC, is Cornelius Durkin, a United States citizen with his business address at 1120 Bloomfield Avenue, West Caldwell, NJ 07007. Cornelius Durkin's principal occupation is as the managing member of Durkin & Durkin Realty, LLC.

Kevin F. Flynn, June 1992 Non-Exempt Trust

        The Kevin F. Flynn, June 1992 Non-Exempt Trust is a trust with its trustee's principal address at 120 North LaSalle Street, Suite 3300, Chicago IL 60602. The sole trustee and beneficiary of the Trust is Kevin F. Flynn, a United States citizen whose business address is 120 North LaSalle Street, Suite 3300, Chicago IL 60602. Mr. Flynn is the Chairman and CEO of Emerald Ventures, a private investment firm with its principal offices at 120 North LaSalle Street, Suite 3300, Chicago IL 60602.

        Gary DeGroote, Argentum Investments, LLC, Walter Barandiaran, Daniel Raynor, Cornelius Durkin and Kevin F. Flynn are collectively referred to herein as the "Related Parties".

        (c)  During the last five years, none of the Reporting Persons and, to the best of the Reporting Persons' knowledge, none of the Related Parties has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

        (d)  During the last five years, none of the Reporting Persons and, to the best of the Reporting Persons' knowledge, none of the Related Parties has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such Reporting Person or Related Party is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding a violation with respect to such laws.

ITEM III—SOURCE AND AMOUNT OF FUNDS

        The source of funds used by each of GWD Management Inc., CERI ACPII Limited Partners, L.P. and Durkin & Durkin Realty, LLC to purchase the Common Shares owned by them was the relevant entity's working capital. The source of funds used by each other Reporting Person to purchase the Common Shares owned by them was such Reporting Person's personal funds.

        No funds were involved in the formation of the group by the Reporting Persons.

ITEM IV—PURPOSE OF THE TRANSACTION

        On February 5, 2002, the Reporting Persons and certain other investors entered into the Subscription Agreement, pursuant to which such persons agreed to purchase an aggregate of 11,320,754 Preferred Shares. The closing of the purchase of the Preferred Shares occurred on February 6, 2002. Holders of the Preferred Shares do not have any voting or dividend rights with respect to such Preferred Shares. Each Preferred Share is convertible into one Common Share automatically upon approval of such conversion by the holders of the Company's Common Shares. Under the Subscription Agreement, the Company has agreed to hold a special meeting of its shareholders, as promptly as practicable, for the purpose of voting on the Conversion Issuance. Pursuant to the Subscription Agreement, each Reporting Person has agreed to vote all Common Shares held by such Reporting Person in favor of approval of the Conversion Issuance.

        Following approval of the Conversion Issuance, there will be no agreements among the Reporting Persons to acquire, dispose of, hold or vote any securities of the Company.

        Other then the matters set forth above, no Reporting Person has any present plans or proposals which relate to, or would result in the occurrence of, any of the transactions or events set forth in subparagraphs (a)-(j) of Item 4 of Schdule 13D.

ITEM V—INTEREST IN SECURITIES OF THE ISSUER

        (a)-(b)The following table sets forth, with respect to each Reporting Person and each Related Party, (i) the aggregate number of Common Shares beneficially owned by each such person, (ii) the percentage of the Common Shares beneficially owned by each such person, (iii) the number of Common Shares as to which such person has sole power to vote or direct the vote, (iv) the number of Common Shares as to which such person has sole power to dispose or direct the disposition, (v) the number of Common Shares as to which such person has shared power to vote or direct the vote, and (vi) the number of Common Shares as to which such person has shared power to dispose or direct the disposition.

Shareholder	Aggregate Number of Shares		Percentage of Class	Number of Shares as to Which Person has the Sole Power to Vote	Number Shares as to Which Person has the Sole Power to Dispose	Number of Shares as to Which Person has Shared Power to Dispose		Number of Shares as to Which Person has Shared Voting Power
Michael G. DeGroote	500,000		2.11%	500,000	500,000	0		0
Don A. Sanders	1,963,311	(1)	8.29%	1,082,700	1,082,700	880,611		880,611
GWD Management Inc.	1,500,000		6.33%	1,500,000	1,500,000	0		0
George E. Matelich	625,625		2.64%	625,625	625,625	0		0
Philip E. Berney	50,000		0.21%	50,000	50,000	0		0
Frank K. Bynum, Jr.	50,000		0.21%	50,000	50,000	0		0
James J. Connors II	12,500		0.05%	12,500	12,500	0		0
Michael B. Lazar	12,500		0.05%	12,500	12,500	0		0
Frank J. Loverro	7,500		0.03%	7,500	7,500	0		0
Howard A. Matlin	12,500		0.05%	12,500	12,500	0		0
Church M. Moore	3,750		0.02%	3,750	3,750	0		0
Frank T. Nickell	625,625		2.64%	625,625	625,625	0		0
Thomas R. Wall, IV	100,000		0.42%	100,000	100,000	0		0
CERI ACPII Limited Partners, L.P.	1,000,000		4.22%	1,000,000	1,000,000	0		0
Michael J. Verrochi	300,000		1.27%	300,000	300,000	0		0
Joseph N. Verrochi	200,000		0.84%	200,000	200,000	0		0
Robert F. Irwin, IV	420,100	(2)	1.77%	0	0	410,000	(3)	410,000	(3)
John A. Pinto	500,000		2.11%	500,000	500,000	0		0
Joseph J. Caldeira, Jr.	15,000		0.06%	15,000	15,000	0		0
John P. Pinto	50,000		0.21%	50,000	50,000	0		0
Steven J. Scioscia	25,000		0.11%	25,000	25,000	0		0
Paul Thompson III	50,000		0.21%	50,000	50,000	0		0
Gene A. Meredith	200,000		0.84%	200,000	200,000	0		0
Peter J. Roselle	400,000		1.69%	400,000	400,000	0		0
Joseph C. Roselle	125,000		0.53%	125,000	125,000	0		0
Vincent Apice	125,000		0.53%	125,000	125,000	0		0
Frank Arace	10,000		0.04%	10,000	10,000	0		0
Nicholas Santinelli	5,000		0.02%	5,000	5,000	0		0
Veronica Roselle	5,000		0.02%	5,000	5,000	0		0
Michele Roselle	5,000		0.02%	5,000	5,000	0		0
Veronica L. Roselle	5,000		0.02%	5,000	5,000	0		0
Anthony Corso	5,000		0.02%	5,000	5,000	0		0
Peter T. Roselle	20,000		0.08%	20,000	20,000	0		0
Peter A. Roselle	10,000		0.04%	10,000	10,000	0		0
Ernest Cignarella	10,000		0.04%	10,000	10,000	0		0
David J. Feals	50,000		0.21%	50,000	50,000	0		0
Kevin F. Flynn June, 1992 Non-Exempt Trust	850,000		3.59%	850,000	850,000	0		0
Durkin & Durkin Realty, LLC	175,000		0.74%	175,000	175,000	0		0
Gary DeGroote	1,500,000	(4)	6.33%	1,500,000	1,500,000	0		0
Argentum Investments, LLC	1,000,000	(5)	4.22%	0	0	1,000,000		1,000,000
Walter Barandiaran	1,000,000	(6)	4.22%	0	0	1,000,000		1,000,000
Daniel Raynor	1,000,000	(6)	4.22%	0	0	1,000,000		1,000,000
Cornelius Durkin	175,000	(7)	0.74%	175,000	175,000	0		0
Kevin F. Flynn	850,000	(8)	3.59%	850,000	850,000	0		0

(1)
Don A. Sanders directly owns 1,082,700 shares (the "Sanders Shares") and has the shared power to dispose of or direct the disposition of 880,611 shares (the "Client Shares") of certain of Mr. Sanders' clients (the "Clients") from whom Mr. Sanders has been granted the right to dispose of or direct the disposition of the Client Shares. The Client Shares together with the Sanders Shares reporesent an aggregate of 1,963,311 shares, or 8.29% of the Common Shares. Mr. Sanders has the sole power to vote or to direct the vote, and to dispose of or direct the disposition of, the Sanders Shares and the shared power to dispose of or direct the disposition of the Client Shares.

(2)
Includes 10,100 shares owned by Mr. Irwin's wife with respect to which Mr. Irwin disclaims beneficial ownership.

(3)
Consists entirely of shares with respect to which Mr. Irwin and his wife share voting and dispositive power.

(4)
Consists entirely of shares owned by GWD Management Inc.

(5)
Consists entirely of shares owned by CERI ACPII Limited Partners, L.P. with respect to which Argentum Investments, LLC may be deemed to share voting and dispositive power. Argentum Investments, LLC disclaims beneficial ownership of the shares owned by CERI ACPII Limited Partners, L.P.

(6)
Consists entirely of shares owned by CERI ACPII Limited Partners, L.P. with respect to which Walter Barandiaran and Daniel Raynor may be deemed to share voting and dispositive power. Each of Mr. Barandiaran and Mr. Raynor disclaim beneficial ownership of the shares owned by CERI ACPII Limited Partners, L.P.

(7)
Consists entirely of shares owned by Durkin & Durkin Realty, LLC. Cornelius Durkin is the sole managing member of Durkin & Durkin Realty, LLC, and therefore may be deemed to have voting and dispositive power over such shares. Cornelius Durkin disclaims beneficial ownership of the shares owned by Durkin & Durkin Realty, LLC.

(8)
Consists entirely of shares owned by the Kevin F. Flynn, June 1992 Non-Exempt Trust.

        Except stated above, none of the Reporting Persons or, to the best of the Reporting Persons' knowledge, none of the Related Parties are beneficial owners of Common Shares. However, the Reporting Persons may be deemed to be a group within the meaning of Rule 13d-5 under the Act and, therefore, each Reporting Person may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 under the Act, of all of the Commons Shares beneficially owned by each member of such group, or an aggregate of 10,023,411 Common Shares, representing approximately 42.3% of the total outstanding Common Shares.

        (c)  There have been no transactions in the Common Shares within the last sixty (60) days by any Reporting Person or any Related Person.

        (d)  Don A. Sanders has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of 1,082,700 Common Shares, while the applicable Client has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the applicable Client Shares.

        (e)  Not applicable.

ITEM VI—CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WIH RESPECT TO SECURITIES OF AN ISSUER

        Upon the closing of the transactions contemplated by the Subscription Agreement, the Reporting Persons entered into a Registration Rights Agreement with the Company providing the Reporting Persons with certain demand and piggy-back registration rights with respect to the Common Shares issuable upon conversion of the Preferred Shares purchased under the Subscription Agreement.

        On September 24, 2001, the Company granted each of Gary W. DeGroote and Don A. Sanders an option to purchase 40,000 Common Shares. Each such option was granted under the Company's 1999 Stock Option Plan, as amended, and has a five-year term. Each option has an exercise price equal to the closing sale price of the Common Shares on the day before the date of grant, and does not vest until September 24, 2002, at which time it will vest in full.

        On January 10, 2002, the Company granted David J. Feals an option to purchase 250,000 Commmon Shares. The option was granted under the Company's 1999 Stock Option Plan, as amended, and has a five-year term. The option has an exercise price equal to the closing sale price of the Common Shares on the day before the date of grant, and does not vest until January 10, 2004, at which time it will vest in full.

        Except to the extent described in Item 4 or as set forth above, no Reporting Person or, to the best of the Reporting Persons' knowledge, no Related Party has any contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to securities issued by the Company.

ITEM VII—MATERIAL TO BE FILED AS EXHIBITS

Exhibit	Description
1.	Joint Filing Agreement, dated as of February 6, 2002 among the Reporting Persons.
2.	Powers of Attorney executed by the Reporting Persons.
3.	Form of Subscription Agreement, by and among the Company and certain investors.
4.	Capital Environmental Resource Inc. 1999 Stock Option Plan.
5.	Option Agreement, dated as of September 6, 2001, by and between the Company and Gary W. DeGroote.
6.	Option Agreement, dated as of September 6, 2001, by and between the Company and Don A. Sanders.
7.	Option Agreement, dated as of January 4, 2002, by and between the Company and David J. Feals.

        After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURES
Don A. Sanders /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
GWD MANAGEMENT, INC.
By:	Gary W. DeGroote, President
/s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Michael G. DeGroote /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
George E. Matelich /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Philip E. Berney /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Frank K. Bynum, Jr. /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
James J. Connors II /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact

Michael B. Lazar /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Frank J. Loverro /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Howard A. Matlin /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Church M. Moore /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Frank T. Nickell /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Thomas R. Wall, IV /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
CERI ACPII LIMITED PARTNERS, L.P.
By:	Argentum Investments, LLC Managing Member
By:	Walter H. Barandiaran, Managing Member
/s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact

Michael J. Verrochi /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Robert F. Irwin, IV /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
John A. Pinto /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Paul Thompson III /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Gene A. Meredith /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Peter J. Roselle /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
David J. Feals /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Joseph Verrochi /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact

Vincent Apice /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Nicholas Santinelli /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Michelle Roselle /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Veronica Roselle /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Veronica L. Roselle /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Anthony Corso /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Peter T. Roselle /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Peter A. Roselle /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact

Ernest Cignarella /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Joseph Caldeira, Jr. /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
John P. Pinto /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Steven Scioscia /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Frank Arace /s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Kevin F. Flynn, June 1992 Non-Exempt Trust
By:	Kevin F. Flynn Trustee
/s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact
Durkin & Durkin Realty, LLC
By:	Cornelius Durkin Managing Member
/s/ JONATHAN F. WOLCOTT Name: Jonathan F. Wolcott Title: Attorney-in-Fact

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  ITEM I—SECURITY AND ISSUER
  ITEM II—IDENTITY AND BACKGROUND
  ITEM III—SOURCE AND AMOUNT OF FUNDS
  ITEM IV—PURPOSE OF THE TRANSACTION
  ITEM V—INTEREST IN SECURITIES OF THE ISSUER
  ITEM VI—CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WIH RESPECT TO SECURITIES OF AN ISSUER
  ITEM VII—MATERIAL TO BE FILED AS EXHIBITS